Exhibit 10.11

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

MANAGEMENT COMPENSATION PLAN

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (the “Performance Option Agreement”) dated as of July 1, 2009 (the “Grant Date”) is made between Primus Telecommunications Group, Incorporated (the “Company”) and [                    ] (the “Grantee”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Management Compensation Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1.	Grant of Performance Option.

(a) Number of Shares; Type of Option. The Company hereby grants to the Grantee an Option (a “Performance Option”) to purchase [            ] shares of Stock (the “Option Shares”) on the terms and conditions set forth in this Performance Option Agreement.1 The Performance Option is intended to be a nonqualified stock option. The Performance Option shall vest in accordance with the attainment of the applicable percentage of the specified Adjusted EBITDA Targets for any fiscal year during the term of this Performance Option Agreement. The Adjusted EBITDA Targets for 2009, 2010, and 2011 are set forth in Annex A attached hereto and Adjusted EBITDA shall have the meaning set forth in Annex B attached hereto. The Adjusted EBITDA Targets for subsequent years shall be determined by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) and ratified by the Board.

(b) Incorporation of Plan by Reference, Etc. The Plan is hereby incorporated by reference and made a part hereof, and the Performance Option and this Performance Option Agreement shall be subject to all terms and conditions of the Plan.

2.	Terms and Conditions.

(a) Exercise Price. The per share exercise price (the “Exercise Price”) for the purchase of Option Shares upon the exercise of all or any portion of the Performance Option shall be equal to the greater of (i) $12.22 and (ii) the Fair Market Value of a share of Stock on the Grant Date.

(b) Term of Performance Option; Expiration Date. Subject to earlier expiration as provided in Section 2(e) below, the Performance Option shall expire at the close of business on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).

(c) Exercisability of Performance Option. The Performance Option granted to the Grantee hereunder shall become vested and exercisable with respect to the number of Option Shares specified in clauses (i) and (ii) of this Section 2(c) upon the attainment of the applicable

[1]	100,000 shares in the aggregate will be reserved under the Management Compensation Plan to fund grants of Performance Options.

percentage of the specified Adjusted EBITDA Targets set forth below, provided that, except as set forth in Section 2(e)(iv)(B) hereof, the Grantee is employed by the Company or its Subsidiaries on the first day of the fiscal year following the year in which such Adjusted EBITDA Targets are attained. Once vested and exercisable, the Performance Option shall continue to be vested and exercisable at any time or times prior to the Expiration Date, subject to the provisions hereof and the Plan.

i.	If Adjusted EBITDA for any fiscal year of the Company equals or exceeds 115% of the Adjusted EBITDA Target for such fiscal year (such fiscal year, the “Initial Option Year”), fifty percent (50%) of the Performance Option shall become vested and exercisable.

ii.	If Adjusted EBITDA for any fiscal year of the Company subsequent to the Initial Option Year equals or exceeds 115% of the Adjusted EBITDA Target for such fiscal year, the remaining fifty percent (50%) of the Performance Option shall become vested and exercisable.

(d) Method of Exercise. The Exercise Price for any Option Share purchased pursuant to the exercise of all or part of the Performance Option shall be paid in cash. Notwithstanding the foregoing, if the Fair Market Value per share of Stock on the date of exercise equals or exceeds 150% of the Exercise Price, the Committee may permit payment of the Exercise Price (i) on a net-settlement basis pursuant to which the Company shall withhold the amount of Stock sufficient to cover the Exercise Price and tax withholding obligation or, (ii) to the extent permitted by applicable law, by means of a cashless exercise procedure through a broker acceptable to the Company.

(e) Termination of Employment; Change of Control.

i.	If the Grantee’s employment with the Company and its Subsidiaries terminates because of the Grantee’s death or Disability (as such term is defined in the Grantee’s employment agreement or separation agreement, or if the Grantee does not have an employment agreement or separation agreement, as such term is defined in the Plan), (A) any unvested portion of the Performance Option shall terminate (without payment of any consideration therefor) and (B) any vested portion of the Performance Option held by the Grantee as of the date of such termination shall remain exercisable until the earlier of (x) one (1) year following the date of such termination and (y) the Expiration Date, and the Performance Option shall thereafter terminate (without payment of any consideration therefor).

ii.	If the Grantee’s employment with the Company and its Subsidiaries is terminated for Cause, the Performance Option, whether or not then vested and exercisable, shall terminate on the date of such termination of employment (without payment of any consideration therefor).

iii.	Notwithstanding any provision to the contrary in any equity agreement, employment agreement, separation agreement or similar agreement to which the Grantee is a party or to which the Grantee is entitled to the benefits thereof as of the Grant Date (any of the foregoing, an “Individual Agreement”), upon a Change of Control, (i) any unvested portion of the Performance Option shall immediately terminate and be of no further force and effect (without payment of any consideration therefor) and (ii) any vested portion of the Performance Option shall remain exercisable until the earlier of (x) one (1) year following the date of such Change of Control and (y) the Expiration Date, and the Performance Option shall thereafter terminate (without payment of any consideration therefor). The Grantee understands, acknowledges and agrees that any provision set forth in any Individual Agreement that provides for automatic or accelerated vesting and/or exercisability of stock options, restricted stock, equity grants or other Awards at the time of, or at any time following, the occurrence of a Change of Control (or similar transaction) or a termination of employment or other event occurring at the time of, or at any time following, the occurrence of a Change of Control (or similar transaction), shall not be applicable to the Performance Option.

iv.	In the event that the Grantee’s employment (i) is involuntarily terminated by the Company without Cause (other than on account of death or Disability (as such term is defined in the Grantee’s employment agreement or separation agreement, or if the Grantee does not have an employment agreement or separation agreement, as such term is defined in the Plan)) or (ii) is terminated by the Grantee for Good Reason (as such term is defined in the Grantee’s employment agreement, or if the Grantee does not have an employment agreement, as such term is defined in the Plan) or by the Grantee for a Constructive Termination (as such term is defined in the Grantee’s applicable separation agreement), the following provisions shall apply:

(A)	Any portion of the Performance Option granted to the Grantee that is vested and exercisable as of the date of such termination of employment shall remain exercisable until the earlier of (x) one (1) year following the date of such termination of employment and (y) the Expiration Date, and the Performance Option shall thereafter terminate (without payment of any consideration therefor); and

(B)

If the Company attains the applicable percentage of the specified Adjusted EBITDA Targets for the fiscal year in which occurred such termination of employment, a pro-rata portion of the portion of the Performance Option (the “Target Performance Option”) that would have vested had the Grantee remained employed by the Company or any

Subsidiary through the last day of the fiscal year in which such Adjusted EBITDA Targets are attained (such pro-rata portion of the Target Performance Option, the “Pro-Rata Performance Option”) shall become vested and exercisable and shall remain vested and exercisable until the earlier of (x) one (1) year following the Measurement Date (as defined below) and (y) the Expiration Date. The Pro-Rata Performance Option shall be determined by multiplying the number of shares subject to the Target Performance Option by a fraction, the numerator of which shall be the number of days that the Grantee actually was employed by the Company or any Subsidiary during such fiscal year and the denominator of which shall be 365; and

(C)	Any portion of the Performance Option (other than the Target Performance Option) shall terminate on the date of such termination of employment (without payment of any consideration therefor) and the Target Performance Option shall remain outstanding until the date on which the Committee determines whether the specified percentage of the applicable Adjusted EBITDA Targets have been attained for the fiscal year in which occurred such termination of employment (the “Measurement Date”), and thereafter, any Target Performance Option which is not vested and exercisable as of the Measurement Date shall terminate (without payment of any consideration therefor).

v.	If the Grantee’s employment with the Company and its Subsidiaries terminates (including by reason of the Subsidiary which employs the Grantee ceasing to be a Subsidiary of the Company) other than as described in subsections (i), (ii), and (iv) of this Section 2(e), as applicable, (A) any portion of the Performance Option granted to the Grantee that is vested and exercisable as of the date of such termination of employment shall remain exercisable until the earlier of (x) one (1) year following the date of such termination of employment and (y) the Expiration Date, and the Performance Option shall thereafter terminate (without payment of any consideration therefor), and (B) any portion of the Performance Option granted to such Grantee which is not vested and exercisable as of the date of such termination of employment shall terminate upon the date of such termination of employment (without payment of any consideration therefor).

(f) Nontransferability. The Performance Option granted hereunder (including any portion thereof or interest therein) is not transferable by the Grantee otherwise than by will or the laws of descent and distribution, and the Performance Option may be exercised during the lifetime of the Grantee only by the Grantee or the Grantee’s guardian or legal representative. Any such transfer of the Performance Option in violation of this Section 2(f) shall be void and unenforceable against the Company and will result in the immediate termination of the Performance Option (or portion thereof or interest therein). The terms of the Performance Option shall be binding upon the beneficiaries, executors, administrators, heirs and successors of the Grantee.

3.	Miscellaneous.

(a) No Right to Continued Employment. Nothing in the Plan or in this Performance Option Agreement will confer upon the Grantee any right to continue in the employ of the Company or its Subsidiaries or interfere with or restrict in any way the right of the Company or any of its Subsidiaries, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause.

(b) Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Performance Option Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

(c) Notices. All notices and other communications under this Performance Option Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to the Company:	Primus Telecommunications Group, Incorporated
7901 Jones Branch Drive, Suite 900
McLean, VA 22102
Attention: [ ]

If to the Grantee:	At the address on record with the Company.

(d) Amendments. This Performance Option Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

(e) Successors. The terms of this Performance Option Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and, subject to Section 2(f) hereof, the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(f) Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

(g) Counterparts. This Performance Option Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(h) Governing Law. This Performance Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

(i) Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Performance Option Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Performance Option subject to all the terms and conditions of the Plan and this Performance Option Agreement.

(j) No Rights as a Stockholder. The Grantee shall have no rights of a stockholder (including the right to distributions or dividends) until the Performance Option shall have been exercised with respect to shares of Stock and such shares have been issued and delivered to the Grantee.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Performance Option Agreement on the day and year first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

By
Name:
Title:

Grantee

Annex A

Adjusted EBITDA Targets for 2009, 2010, 20112

For the Year Ending December 31,
2009	2010	2011
$66,031,000	$67,055,000	$73,137,000

[2]	These numbers are consistent with the Plan of Reorganization’s Financial Forecast line item “EBITDA (before Restructuring charges)”.

Annex B

Definition of “Adjusted EBITDA”

1. All capitalized terms not defined in this Annex B shall have the meanings ascribed to them in the “Term Loan Agreement” (as such term is defined in Section 3 below).

2. For purposes of this Performance Option Agreement, “Adjusted EBITDA” shall mean “Adjusted EBITDA” as externally reported by Parent in its earnings releases, in a manner consistent with Parent’s past practices plus, to the extent otherwise deducted in calculating net income during such period, professional fees, costs and expenses incurred in connection with the Proceedings, the confirmation and effectiveness of the Plan of Reorganization and the related Fresh Start Accounting implementation. Adjusted EBITDA shall be calculated to eliminate the effect of Fresh Start Accounting and to eliminate the effect of any Asset Disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock), based upon adjustments calculated by the Parent and such adjustments shall be subject to agreed upon procedures performed by the Parent’s nationally recognized independent accountants.

3. “Term Loan Agreement” shall mean the Term Loan Agreement, dated as of February 18, 2005 and last amended on July 1, 2009 (as may be further amended, supplemented or otherwise modified from time to time), among Primus Telecommunications Group, Incorporated and Primus Telecommunications Holding, Inc., as Borrower, the several lenders from time to time parties hereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication Agent and Lehman Commercial Paper Inc., as Administrative Agent.

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